Exhibit (a)(1)(iii)

Letter of Transmittal

Regarding Units in Fidelity Private Credit Company LLC

Tendered Pursuant to the Offer to Purchase

Dated August 28, 2026

The Offer and withdrawal rights will expire on September 28,

2026 and this Letter of Transmittal must be received by the

Fund’s Transfer Agent by 4:00 p.m.,

Eastern Time, on September 28, 2026, unless the Offer is

extended.

Complete this Letter of Transmittal and follow the Transmittal

Instructions included herein.

The undersigned hereby tenders to Fidelity Private Credit Company LLC (f/k/a Fidelity Private Credit Company II and, after merging with and into Fidelity Private Credit Company LLC on July 31, 2026, the “Fund”), a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is organized as a Delaware limited liability company, the Units of beneficial interest in the Fund or portion thereof held by the undersigned, described and specified below, on the terms and conditions set forth in the Offer to Purchase dated August 28, 2026 (the “Offer to Purchase”), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together with the Offer to Purchase constitute the “Offer”). The Tender and this Letter of Transmittal are subject to all the terms and conditions set forth in the Offer to Purchase, including, but not limited to, the absolute right of the Fund to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form.

The undersigned hereby sells to the Fund the units of beneficial interest in the Fund or portion thereof tendered pursuant to the Offer.

The undersigned hereby warrants that he or she has full authority to sell the units of beneficial interest in the Fund or portion thereof tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer. The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase any of the beneficial units of interest in the Fund or portions thereof tendered hereby.

If the Fund accepts for purchase the units tendered hereby, the purchase price will be paid in cash to the undersigned. The cash payment(s) of the purchase price for the units of beneficial interest in the Fund or portion thereof of the undersigned, as described in Section 6 “Purchases and Payment” of the Offer to Purchase, shall be wired to the account from which your subscription funds were debited.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in Section 5 “Withdrawal Rights” of the Offer to Purchase, this tender is irrevocable.

VALUATION DATE: September 30, 2026

TENDER OFFER EXPIRATION DATE: 4:00 p.m. (Eastern Time), September 28, 2026

PARTS 1, 2, 3, AND 4 MUST BE COMPLETED AND IN GOOD ORDER IN ORDER TO PROCESS YOUR REQUEST

If You Invest In The Fund Through A Financial Intermediary Through Whom You Expect To Have Your Tender Offer Request Submitted, Please Allow For Additional Processing Time As The Letter of Transmittal Must Ultimately Be Received By Fidelity Investments Institutional Operations Company LLC (the “Transfer Agent”), No Later Than 4:00 p.m. (Eastern Time) On The Expiration Date.

PLEASE CONTACT THE TRANSFER AGENT FOR ASSISTANCE COMPLETING THIS FORM.

PART 1 – NAME (AS IT APPEARS ON YOUR FIDELITY PRIVATE CREDIT COMPANY LLC STATEMENT) AND CONTACT INFORMATION

Fund Name:
Adviser Name:
Adviser Telephone #:

PART 2 – REQUESTED TENDER AMOUNT

Please select repurchase type by checking one of the boxes below. If you are requesting a partial repurchase, please provide a number of Units.

☐	Full Repurchase

☐	Partial Repurchase (__________________________ Units)

Reason for Requested Tender (Optional):_____________________________________________________

PART 3 – COST BASIS SELECTION (Select only one)

U.S. federal income tax information reporting rules generally apply to certain transactions in our units. Where they apply, the “cost basis” calculated for the units involved will be reported to the Internal Revenue Service (“IRS”) and to you. Generally these rules apply to our units, including those purchased through our distribution reinvestment plan. You should consult your own tax advisor regarding the consequences of these rules and your cost basis reporting options.

Indicate below the cost basis method you would like us to apply.

IMPORTANT: If an option is not selected, your cost basis will be calculated using the average cost.

☐  FIFO (First – In / First Out)

☐  LIFO (Last – In / First Out)

☐  High Cost

☐  Low Cost

☐  Specific Lots

If you have selected “Specific Lots,” please identify the lots below:

Date of Purchase:	Amount of Purchase:

Date of Purchase:	Amount of Purchase:

Date of Purchase:	Amount of Purchase:

PART 4 – PAYMENT

Payments will be directed back to the account from which your subscription funds were debited. Contact the Transfer Agent if you have any questions.

PART 5 – SIGNATURE(S)

The undersigned subscriber acknowledges that this request is subject to all the terms and conditions set forth in the Fund’s Private Placement Memorandum, dated August 2026 (the “Private Placement Memorandum”), and the Offer to Purchase, dated August 28, 2026 (the “Offer to Purchase”) and all capitalized terms used herein have the meaning as defined in the Fund’s Private Placement Memorandum. This request is irrevocable except as described in the Offer to Purchase. The undersigned represents that the undersigned is the beneficial owner of the units in the Fund to which this repurchase request relates, or that the person signing this request is an authorized representative of the tendering unit holder.

Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date